EXHIBIT 23C

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-52405, Form S-8 No. 33-52407, Form S-8 No. 333-60327, and Form S-8 No. 333-43188) of our report dated March 23, 2005, with respect to Bassett Furniture Industries, Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bassett Furniture Industries, Incorporated, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Greensboro, North Carolina

March 23, 2005